EXHIBIT 11

                         CYTOCLONAL PHARMACEUTICS INC.

                  COMPUTATION OF NET (LOSS) PER COMMON SHARE
                                  (unaudited)

                                            THREE MONTHS                  NINE MONTHS
                                         ENDED SEPTEMBER 30,          ENDED SEPTEMBER 30,
                                         1996           1997          1996           1997
                                     -----------   ------------   ------------   ------------
Net (loss)                           $ (808,000)   $  (945,000)   $(2,128,000)   $(2,462,000)

Add cumulative preferred dividend       (79,000)       (69,000)      (238,000)      (207,000)
                                     ----------    -----------    -----------    -----------

NET (LOSS) USED FOR COMPUTATION      $ (887,000)   $(1,014,000)   $(2,366,000)   $(2,669,000)
                                     ----------    -----------    -----------    -----------
                                     ----------    -----------    -----------    -----------

Weighted average number of
     common shares outstanding        7,687,000      8,261,000      7,631,000      8,136,000
                                     ----------    -----------    -----------    -----------
                                     ----------    -----------    -----------    -----------

Net (loss) per common share              $(0.12)        $(0.12)        $(0.31)        $(0.33)
                                     ----------    -----------    -----------    -----------
                                     ----------    -----------    -----------    -----------








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